EXHIBIT 10.1

Weyland Tech  Inc. and Silver Ridge-Tangerine Sdn Bhd

SOFTWARE LICENSE AGREEMENT

January 21, 2016

Weyland Tech Inc., a Delaware corporation, ( “ Weyland Tech ” ) and Silver Ridge-Tangerine Sdn Bhd (Silver Ridge), a corporation organized and existing under the laws of _Malaysia. “ Weyland Tech ”  has agreed to establish this SOFTWARE LICENSE AGREEMENT in order to provide Silver Ridge with exclusive rights to deploy, utilize, and market Weyland Tech's CreateApp platform (hereinafter "the Technology").

Weyland Tech owns and/or has rights to certain computer software programs, known collectively as the CreateApp Platform ( “ the Technology ” ) that are useful in creating, managing and coordinating e-commerce channels and transactions.

1.     SCOPE OF LICENSE

         1.1 LICENSE GRANT.  License to Weyland Tech ’ s Technology: Weyland Tech grants Silver Ridge a ten (10) years Sole and Exclusive License, with an additional five year option to deploy, utilize, market and sell the CreateApp platform.  Silver Ridge will remain the only source that can sell the Technology in Malaysia during this exclusive license period.

1.2 TERRITORY.  The Territory of the license shall be Malaysia.

1.3 ASSIGNMENT. Silver Ridge will not have the right to assign the License to any other party.

2.     APPOINTMENT AS SOLE AND EXCLUSIVE LICENSEE IN MALAYSIA.

         2.1 APPOINTMENT.  Weyland Tech hereby appoints Silver Ridge effective during the License Term, as Weyland Tech's distributor of the Technology for use in Malaysia . The appointment shall be for a Sole and Exclusive License.

         2.2 LICENSE FEES AND REQUIREMENTS.  In return for the Sole and Exclusive License granted above, Silver Ridge agrees to provide the following to Weyland Tech:

(a) Silver Ridge will pay Weyland Tech a 12.5% transaction fee on the gross commercial revenue of Silver Ridge  derived from all goods and services sold through the CreateApp platform deployed by Silver Ridge in Malaysia.

3.       MARKETING AND SUPPORT OBLIGATIONS

         3.1 SILVER RIDGE MARKETING AND SALES EFFORTS. Silver Ridge shall use best efforts to promote and market the Technology in order to maximize the licensing and distribution of the Technology. Such marketing efforts shall include, without limitation: establishment of a marketing and sales team dedicated exclusively to promoting and distributing the Technology; advertising the Technology in a commercially appropriate and reasonable manner; and promoting the Technology at seminars, trade shows and conferences. Silver Ridge agrees further that its marketing and advertising efforts with respect to the Technology will be of the highest quality, and shall preserve the professional image and reputation of Weyland Tech and the Technology.

4.       PREPARATION OF LOCALIZED VERSIONS

4.1 PREPARATION OF LOCALIZED VERSIONS. Silver Ridge shall be responsible for utilizing the Localization Source Code to prepare Localized Versions of the Technology and of any new version thereof in accordance with a schedule to be agreed upon for each such new version.

4.2 RESPONSIBILITY FOR QUALITY ASSURANCE. Silver Ridge shall have exclusive responsibility for the development, packaging and quality assurance of Localized Versions.

5.       INSTALLATION, TRAINING, TECHNICAL SUPPORT AND MAINTENANCE

5.1 INSTALLATION AND TRAINING.

Weyland Tech undertakes to provide adequate training for the installation, marketing and sales as well as the maintenance of the CreateApp platform and its related services and features, in order for Silver Ridge to conduct all activities related to the deployment and sale of services and goods derived from the CreateApp platform.

Silver Ridge shall be responsible for conducting all activities required to install the Technology at Retailers and Suppliers and for providing training to the Retailers and Suppliers. Silver Ridge shall also conduct the training related activities for such Retailers and Suppliers, at such Retailers and Suppliers' request, and charge a reasonable fee to such Retailers and Suppliers for such training. All such installation and training shall be conducted with the highest level of professionalism and quality.

         5.2 TECHNICAL SUPPORT AND MAINTENANCE. Silver Ridge shall be responsible for providing Technical Support with respect to technical questions, support problems, and Error evaluation and correction, to all Retailers and Suppliers of the Technology who have entered into the Software Maintenance Agreement with Silver Ridge. Weyland Tech shall provide adequate training to Silver Ridge resources with respect to technical,support, Error evaluation and correction and software maintenance and support services, to ensure the retailers, suppliers and customers are supported in a professional manner.

In this respect, Weyland Tech shall also provide third level support to Silver Ridge; third level support refers generally to the support on resolving issues related to the design, or core technology and proprietary software maintenance that are proprietary to Weyland Tech.

         5.3 SOFTWARE MAINTENANCE AND SUPPORT SERVICES. Software Maintenance and Support Services shall be provided under Silver Ridge's Software Maintenance and Support Services policies in effect on the date the Software Maintenance and Support Services is ordered. Silver Ridge is hereby authorized to distribute any and all Error corrections and Updates to all of its Retailers and Suppliers customers and sub-licensees.

6.       WARRANTIES

         6.1 SILVER RIDGE  WARRANTY. Silver Ridge warrants that it maintains the facilities, resources and experienced personnel necessary to market and distribute Technology and to perform the necessary installation, training and maintenance services related to such Technology and otherwise to fulfill its obligations under this Agreement and that it is not precluded by any existing arrangement, contractual or otherwise, from entering into this Agreement.

         6.2 WEYLAND TECH  FINANCIAL INDEMNITY. Silver Ridge will indemnify Weyland Tech for, and hold Weyland Tech harmless from, any loss, expense, damages, claims, demands, or liability arising from any claim, suit, action or demand resulting from: (a) the negligence, error, omission or willful misconduct of Silver Ridge or its representatives or sub-licensees; (b) the breach of any terms of this Agreement; or (c) Silver Ridge's non- compliance with applicable laws and regulations.

6.3 SILVER RIDGE FINANCIAL INDEMNITY: Weyland Tech shall indemnify Silver Ridge and hold Silver Ridge harmless from any loss, expenses, damages, claims, demands, or liability arising from any claim, suit, action or demand resulting from (a) the negligence, error, omission or misconduct willful or otherwise,, arising from the licensing of the CreateApp technology, including the technology and solution  design and any inherent issues arising from the deployment of such technology and solution.

         6.4 WEYLAND TECH  WARRANTY. Weyland Tech warrants and covenants that it has and will during the License Term take all actions reasonably necessary and appropriate to maintain the right to grant Silver Ridge to use, reproduce, or sublicense the Technology under this Agreement.

7.       COVENANTS AND RESTRICTIONS REGARDING THE TECHNOLOGY

         7.1 PROHIBITION ON DECOMPILING. Silver Ridge acknowledges that the Technology contains the valuable information of Weyland Tech and Silver Ridge agrees not to cause or permit the modification, reverse engineering, translation, disassembly, or decompilation of, or otherwise to attempt to derive the source code of the Technology, whether in whole or in part.

         7.2 PROPRIETARY NOTICES. In order to protect Weyland Tech's copyright and other ownership interests in the Technology, Silver Ridge agrees that as a condition of its rights hereunder, each copy of the Technology and related documentation reproduced by or on behalf of Silver Ridge shall contain the same proprietary notices on the media, within the code and on the Documentation which appear on the media or within the code of the Technology or on the Documentation delivered by Weyland Tech to Silver Ridge.

8.       SOURCE CODE.

8.1 SOURCE CODE TRANSFER. Weyland Tech has placed, or will place within thirty (30) days of the commencement of the License Term, documented and working order copies of the source code of the User Programs and Server Programs under the control of Silver Ridge.

8.2 PROTECTION OF SOURCE CODE. Silver Ridge will protect the Technology source code with the same care and using the precautions which it uses to protect its own source code. Silver Ridge will limit access to the Technology source code to its employees with a need to know which have agreed in writing to maintain the confidentiality of such source code.

9.       OWNERSHIP AND PROPRIETARY RIGHTS.

9.1 OWNERSHIP. Weyland Tech shall retain all title, copyright and other proprietary rights in and to the Technology. Silver Ridge does not acquire any rights, express or implied, in the Technology, other than those specified in this Agreement. In the event that Silver Ridge makes suggestions to Weyland Tech regarding new features, functionality or performance that Silver Ridge adopts for the Technology, such new features, functionality or performance shall become the sole and exclusive property of Silver Ridge.

         9.2 ASSIGNMENT OF RIGHTS IN LOCALIZATIONS. Weyland Tech hereby assigns to Silver Ridge any and all right and title, including without limitation copyright, it may have in Localized Versions of the Technology, the Documentation, on-line help and the Training Materials as prepared by Silver Ridge hereunder, including but not limited to any previous work performed by Silver Ridge.

         9.3 SILVER RIDGES RIGHTS IN FUTURE DEVELOPMENT WORKS. Weyland Tech agrees and hereby assigns all right, title and interest in any derivative works including enhancements, new software modules or product options to Silver Ridge (collectively such future versions of the Technology and any derivative works including enhancements, new software modules or product options shall be referred to as "Future Development Work(s)").

10.       MISCELLANEOUS.

         10.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of HKSAR Hong Kong. This Agreement is prepared and executed in the English language only and any translation of this Agreement into any other language shall have no effect.

         10.2 ATTORNEYS FEES. In the event any proceeding or lawsuit is brought by Weyland Tech or Silver Ridge in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal.

         10.3 ARBITRATION. Choice of Forum and Venue. Each party to this Agreement shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.  All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules.  The parties further agree that the language to be used for any pre-arbitral referee procedures and for the arbitration will be English, and that the Parties shall mutually agree as to the location where any of the foregoing proceedings shall take place.  Notwithstanding any other provision of this Agreement, either party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction at any time prior to, during or after any pre-arbitral referee procedure or arbitration proceeding initiated under this Section 10.

WEYLAND TECH  INC.

Silver Ridge-Tangerine Sdn Bhd

/s/ Brent Y Suen

/s/ Mohd Syakur Bin Dato Mohd Suhaimi

Brent Y Suen,

Mohd Syakur Bin Dato Mohd Suhaimi

CEO

CEO